FORM 10-SB

                                Amendment No. 1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
                        Under Section 12(b) or (g) of the

                         Securities Exchange Act of 1934

                              ENERGY VENTURES INC.
                 (Name of Small Business Issuer in its charter)

           Delaware
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

43 Fairmeadow Avenue, Toronto, Ontario, Canada                 M2P 1W8
(Address of principal executive offices)                      (Zip Code)


                                 1-416-733-2736
                           (Issuer's Telephone Number)


                                 1-416-733-8407
                              (Issuer's Fax Number)




Securities to be registered under Section 12(b) of the Act:

Title of each class                           Name of each exchange on which
to be so registered                           each class is to be registered

     N/A                                                    N/A

           Securities to be registered under Section 12(g) of the Act:

                         Common Stock, $0.0001 per share
                                (Title of Class)

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                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Company caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    ENERGY VENTURES INC.


Date: July 11, 2000                By:     /s/D. Wayne Hartford
                                           ------------------------------
                                           D. Wayne Hartford
                                           President and Chief Executive Officer


Date: July 11, 2000                By:     /s/Peter F. Searle
                                           ------------------------------
                                           Peter F. Searle
                                           Vice President of Finance